Exhibit 99

  Family Dollar Reports July Sales and Updates Fiscal 2007 Guidance

    MATTHEWS, N.C.--(BUSINESS WIRE)--Aug. 9, 2007--Family Dollar Stores, Inc. (NYSE: FDO) reported that net sales for the four weeks ended August 4, 2007, increased 3.3% to approximately $491.7 million from $475.9 million for the comparable four-week period ended August 5, 2006. Total sales increases for the four-week period were strongest in food and seasonal categories, primarily toys and lawn and garden, while sales of apparel were softer. Comparable store sales for the four-week period increased 0.5% when compared with sales for the similar four-week period last year. The Company had 6,411 stores as of August 4, 2007, including 24 new stores opened in the fiscal July period.



                                                    Total   Comparable
                                                     Sales    Store
                                           Sales     Change   Sales
(NRF Calendar)                           (millions)           Change
---------------------------------------- ---------- ------- ----------
July 2007                                    $491.7    3.3%       0.5%
Fourth Quarter-to-Date                     $1,137.5    4.1%       1.1%
Year-to-Date                               $6,339.9    4.9%       0.9%


    Outlook

    Reflecting trends quarter-to-date, the Company now expects that comparable store sales for the fourth quarter and the August period ending September 1, 2007, will increase 1% to 2%. Quarter-to-date, sales of higher margin categories, including apparel, have been softer than planned. Consequently, the Company now believes that higher markdowns and the effect of a less favorable merchandise mix will pressure gross margin more than previously expected.

    In addition, the Company is installing a new lease management system that will create a searchable, electronic repository for the Company's extensive library of store leases. The implementation of this new system will provide the Company with better visibility of its real estate assets and obligations. As a result, the Company expects to record adjustments in the fourth quarter related to store lease accounts, including property tax, common area maintenance and insurance accruals. The Company currently estimates that the effect of these non-cash, non-recurring adjustments could reduce fourth quarter earnings by approximately $0.03 per diluted share.

    Given these factors, the Company now expects that earnings per diluted share in the fourth quarter will be between $0.19 and $0.22 compared with $0.21 per diluted share for the fourth quarter last year. For the full year, the Company expects net income per diluted share to be between $1.55 and $1.58 compared with $1.26 per diluted share for the prior fiscal year.

    Cautionary Statements

    Certain statements contained in this report are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

    -- competitive factors and pricing pressures, including energy prices,

    --  changes in economic conditions,

    --  the impact of acts of war or terrorism,

    --  changes in consumer demand and product mix,

    -- unusual weather, natural disasters or pandemic outbreaks that may impact sales and/or operations,

    --  the impact of inflation,

    --  merchandise supply and pricing constraints,

    --  the Company's ability to attract and retain employees,

    -- changes in state or federal laws or regulations, including the effects of legislation and regulations on wage levels and entitlement programs,

    --  success of merchandising and marketing programs,

    -- the Company's ability to successfully execute its ongoing operational functions,

    -- general transportation or distribution delays or interruptions,

    --  dependence on imports,

    -- changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

    --  success of new store opening programs,

    -- costs and delays associated with building, opening and operating new distribution facilities and stores,

    -- costs, delays in and/or failure to achieve results associated with the implementation of programs, systems and technology, including merchandising and supply chain processes, store technology, cooler installations and related food programs, Urban Initiative programs, and real estate expansion goals,

    -- unanticipated impact or results of the implementation of new systems and technology, including new point-of-sale systems and new lease administration systems,

    -- changes in food and energy prices and their impact on consumer spending and the Company's costs,

    --  changes in inventory shrinkage,

    -- developments in legal or regulatory guidance regarding stock option grants and related accounting matters,

    -- the Company's ability to promptly finalize settlement of the shareholder derivative actions,

    -- the outcome of the informal inquiry by the Securities and Exchange Commission related to the Company's stock option practices,

    -- litigation or governmental investigations or proceedings, including actions resulting from the Company's stock option practices, the results of the Company's review of such practices and related resulting accounting charges, or the proposed settlement of the shareholder derivative actions; or

    -- changes in interpretations or applications of accounting principles.

    Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under "Cautionary Statement Regarding Forward-Looking Statements" or "Risk Factors" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed or to be filed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

    About Family Dollar

    With more than 6,400 stores in a 44-state area ranging northwest to Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

    CONTACT: Family Dollar Stores, Inc.
             INVESTOR CONTACT:
             Kiley F. Rawlins, CFA, 704-849-7496
             krawlins@familydollar.com
             or
             MEDIA CONTACT:
             Josh Braverman, 704-814-3447
             jbraverman@familydollar.com